Exhibit 99.1
For Immediate Release
April 17, 2009

AJS BANCORP, INC. ANNOUNCES A 300% INCREASE IN COMPARATIVE FIRST QUARTER EARNINGS AND DECLARATION OF QUARTERLY DIVIDEND

AJS Bancorp, Inc. (Electronic Bulletin Board; AJSB.OB), the holding company for A.J. Smith Federal Savings Bank, Midlothian, Illinois today reported consolidated net income of $382,000 for the quarter ended March 31, 2009 as compared to $88,000 for the same quarter in 2008.  Basic and diluted earnings were $0.19 per share for the quarter ended March 31, 2009 and $0.04 for the quarter ended March 31, 2008.  The increase in net income primarily resulted from an increase in non-interest income and a decrease in non-interest expense during the comparative periods.  Net interest income remained fairly stable during the comparative periods.

The Company’s Board of Directors announced today that it has declared a quarterly dividend of $0.11 cents per share. The dividend is payable on May 22, 2009, to stockholders of record on May 8, 2009.  AJS Bancorp, MHC (the “MHC”) intends to waive 100% of the quarterly dividend due on its 1,227,554 shares.  At March 31, 2009, the Company held cash totaling $6.9 million.  At March 31, 2009 the Bank’s tier 1 capital ratio as well as its tangible capital ratio was 10.6%, and its risk-based capital ratio was 22.6%.

FINANCIAL CONDITION – AT MARCH 31, 2009 AND AT DECEMBER 31, 2008

Total assets as of March 31, 2009 were $237.7 million, a decrease of $6.3 million or 2.6% from $244.0 million at December 31, 2008.  The decrease in total assets reflects a decrease in certificates of deposit at other financial institutions and securities, partially offset by an increase in loans receivable.  Certificates of deposit decreased $2.1 million or 30.9% to $4.7 million at March 31, 2009 compared to $6.8 million at December 31, 2008, due to certificates maturing.  Securities decreased $10.4 million or 11.6% to $79.5 million at March 31, 2009 from $89.9 million at December 31, 2008 primarily due to securities sales, calls, principal repayments, and maturities within the portfolio.  Net loans receivable increased $5.0 million or 4.0% to $131.4 million at March 31, 2009 from $126.4 million at December 31, 2008.  The increase in loans was due to an increase in the origination of single family fixed-rate mortgage loans.  Total liabilities comprised almost entirely of deposits and borrowings decreased $7.0 million or 3.2% to $209.9 million at March 31, 2009 from $216.9 million at December 31, 2008.  Total deposits decreased $5.1 million or 2.8% to $175.2 million at March 31, 2009 from $180.3 million at December 31, 2008.    FHLB borrowings decreased $625,000 to $29.6 million at March 31, 2009 from $30.2 million at December 31, 2008.  Advance payments by borrowers for taxes and insurance decreased $573,000 or 38.2% to $929,000 from $1.5 million at December 31, 2008, primarily as a result from the timing of payments.  Accrued expenses and other liabilities decreased $660,000 or 13.5% to $4.2 million at March 31, 2009 from $4.9 million at December 31, 2008.

The Company had non-performing assets of $5.2 million at March 31, 2009 and $3.7 million at December 31, 2008.  The allowance for loan losses was $2.6 million at March 31, 2009 and $2.7 million at December 31, 2008.  This represents a ratio of allowance for loan losses to gross loans receivable of 1.94% and 2.12%, respectively at March

31, 2009 and at December 31, 2008.  The allowance for loan losses to non-performing loans was 49.79% as of March 31, 2009 compared to 73.18% as of December 31, 2008.

The Company has six single-family loans on non-accrual status as of March 31, 2009.  The Company has five commercial lending relationships that are impaired and on non-accrual as of March 31, 2009.  Additionally, the Company has three commercial loan relationships that are considered impaired at March 31, 2009, but are not more than 90 days delinquent as of March 31, 2009.  The following paragraphs detail further information on the large commercial loan relationships totaling more than $500,000.  The Company had no large single family or other loans that are impaired or more than 90 days delinquent as of March 31, 2009 or December 31, 2008.

The Company has a $3.9 million gross, $1.6 million net after charge-off, participation interest in a $26.2 million loan secured by vacant land that the borrower intended to develop into a residential/commercial site.  The borrower defaulted on the loan and the property is now in foreclosure proceedings.  The lead lender conducted an appraisal of the property in the fourth quarter of 2008 that reflects a range of fair values based upon city zoning and the retention of the property’s tax incentive (“TIF”) status.  Based on the appraisal and consideration of all known facts, the Company has charged off $2.3 million of the outstanding loan balance at December 31, 2008.  There has been no change to the estimated expected fair value as of March 31, 2009.

The Company has three mortgage loans to one borrower totaling $2.7 million gross, $1.7 million net after charge-off, secured by two retail office space commercial buildings.  The borrower defaulted on these mortgage loans, therefore the properties are currently in foreclosure proceedings. During the fourth quarter of 2008, management obtained updated appraisals on these properties.  Based on deterioration in fair values, as detailed in the appraisal, the Company charged off $957,000 of the outstanding loan balance as of December 31, 2008.  There has been no change to the estimated expected fair value as of March 31, 2009.

The Company has a $3.0 million gross, $2.4 million net after allowance for loan loss provision, participation in a $91.5 million loan secured by an indoor water park.  The borrower is 62 days delinquent as of March 31, 2009.  Several troubled debt restructuring options have been presented; however, the most recent plans have not been accepted.  Due to negative cash flows and identified concerns with the borrower, the Company has recorded a $600,000 allowance for loan loss on this property.

The Company has a $2.9 million gross, or $2.3 million net after allowance for loan loss provision, mortgage loan on a 46 unit apartment building in Chicago that is deemed to be impaired, but in which the borrower is current in its payments as of March 31, 2009.  The borrower had experienced financial difficulty and requested the loan be restructured in the fourth quarter of 2008.  The Company restructured the interest rate, and the loan has since performed according to the restructure terms.

The Company has two mortgage loans to one borrower totaling $552,000 gross, or $417,000 net after charge-off, secured by an office condominium and a storage facility.

The borrower defaulted on these mortgage loans, therefore the properties are currently in foreclosure proceedings.  During the fourth quarter of 2008, the Company recorded an allowance for loan loss of $135,000 on these loans.  During the first quarter of 2009, the Company charged off $135,000.

While these properties are in the midst of foreclosure or possible restructuring there is no guarantee that the fair value of the properties will not decline further.  Therefore, although the Company recorded its best estimate of probable losses expected at March 31, 2009, there may be additional losses on these properties in the future.

Total stockholders’ equity increased $631,000 to $27.7 million at March 31, 2009 from $27.1 million at December 31, 2008.  The increase reflects net income of $382,000 for the three months ended March 31, 2009 and a $414,000 decrease in the ESOP put option liability explained below, partially offset by dividends paid and common stock repurchased during the three months ended March 31, 2009.  The Internal Revenue Service ("IRS") has determined that any security traded on the bulletin board or pink sheets does not have a sufficiently active market to support the trading necessary should an employee wish to sell their Company stock they received as a part of the ESOP.  Therefore, the Company has a contingent liability offset by an entry to additional paid in capital in an amount equal to the market value of the vested portion of the ESOP at December 31, 2008 as a result of the obligation the Company has to repurchase the stock should the employee decide to sell it and there were no buyers available on the open market.  The ESOP put option liability decreased $414,000 during the three month ended March 31, 2009 to $853,000 from $1.3 million at December 31, 2008 reflecting the decrease in the market value of the vested portion of the common stock held in the ESOP.  The increases were offset by dividends paid of $88,000 and common stock repurchases totaling $11,000 or 918 shares during the three months ended March 31, 2009.

INCOME INFORMATION –THREE MONTH PERIODS ENDED MARCH 31, 2009 AND 2008:

Net interest income was $1.5 million for each of the quarters ended March 31, 2009 and March 31, 2008.  Average interest earning assets were $224.1 million and $237.5 million during the comparative 2009 and 2008 quarters while the average yield was 4.85% and 5.37%, respectively.  The lower average yield in 2009 reflects lower short-term interest rates as the Federal Reserve reduced the federal funds target rate 425 basis points since January 2008.  Average interest-bearing liabilities decreased to $207.2 million for the quarter ended March 31, 2009 compared to $215.6 million for the comparable 2008 quarter, while the average cost of interest-bearing liabilities decreased to 2.33% from 3.13% for the comparable periods.  The decrease in our average cost of interest bearing liabilities reflects the lower market rates for deposits and borrowings since the Federal Reserve started lowering short-term interest rates.  Our net interest rate spread increased 28 basis points to 2.52% from 2.24% while our net interest margin increased 17 basis points to 2.70% from 2.53%.  The ratio of average interest-earning assets to average interest-bearing liabilities decreased to 108.12% for the three months ended March 31, 2009 from 110.15% for the same period in 2008.

The Company did not record a provision for loan losses for the three months ended March 31, 2009 or 2008.  Our review of losses inherent in our loan portfolio did not indicate that additional provisions were necessary at this time.  We will continue to monitor the loan portfolio and should market conditions deteriorate further, management may need to make additional provisions for loan losses in the future.

Non-interest income increased $344,000 to $526,000 for the quarter ended March 31, 2009 from $182,000 for the comparable quarter in 2008.  The increase in non-interest income is primarily the result of an increase in the gain on security sales, an increase in service charges on accounts and an increase in other non-interest income.  The $310,000 gain on security sales was due to the sale of available for sale mortgage-backed securities during the three months ended March 31, 2009.  Service charge income increased $10,000 or 9.4% to $117,000 for the quarter ended March 31, 2009 compared to $107,000 for the same period in 2008.  The increase was primarily due to increased loan fee income, offset by a decrease in NOW account fees collected for the comparable quarters.  Other non-interest income increased $26,000 or 44.8% to $84,000 for the quarter ended March 31, 2009 compared to $58,000 for the comparable quarter in 2008.  The increase was due to an increase in rental income and correspondent fee income.  Rental income increased as the vacancies declined during the 2009 quarter as compared to the 2008 quarter.  Correspondent fee income increased reflecting the underwriting of FHA loans during the first quarter in 2009.  The Company did not underwrite FHA loans during 2008.

Non-interest expense decreased $123,000 or 7.8% to $1.4 million for the quarter ended March 31, 2009 compared to $1.6 million for the quarter ended March 31, 2008.  The decrease in non-interest expense is due to decreases in salaries and employee benefits costs and other non-interest expense items.  Salaries and employee benefits decreased $60,000 or 7.5% to $740,000 for the three months ended March 31, 2009 compared to $800,000 for the same period in 2008.  The decrease was primarily due to a reduction in the cost of the recognition and retention and stock option plans.  The awards under these plans were fully vested as of May 21, 2008, and accordingly, the benefit expense decreased $65,000 for the comparable periods.  Other non-interest expense items decreased $48,000 or 11.8% to $358,000 for the quarter ended March 31, 2009 compared to $406,000 for the same period last year.  The decrease in non-interest expense for the comparable quarters was primarily due to a $123,000 unrealized loss on trading securities (or $74,000 net after taxes) in accordance with FASB Statement No. 159 during the quarter ended March 31, 2008.  The Company elected the fair value option for its marketable equity investments as of January 1, 2008, the effective date of the standard.  The decrease in unrealized loss on available for trading equity investments was offset by a $47,000 increase in Federal Deposit Insurance Corporation (“FDIC”) premiums for the comparable quarters.  On March 2, 2009 the FDIC announced an interim rule approving a special assessment of 20 basis points for the June 30, 2009 quarter to be paid September 30, 2009.  If the rule stands as currently published, assuming the Company’s risk category does not change and the deposit base remains relatively stable, we estimate the total FDIC premium expense incurred during 2009 to be approximately $650,000.  The FDIC has indicated that it would reduce the special assessment to 10 basis points in the event congress provided the FDIC with greater borrowing authority.  There can be no assurances that the risk category will remain the same or that the deposit base will remain stable.  If the risk category increases or the deposit base increases, the FDIC premium will also increase.  The total FDIC premium expense incurred by the Company during 2008 was $42,000.

Our federal and state taxes increased $182,000 or 728.0% to $207,000 for the quarter ended March 31, 2009 from $25,000 during the same period of 2008.  The increase in federal and state taxes for the three months ended March 31, 2009 compared to the same period in the prior year is primarily the result of higher pre-tax income.

Other financial information is included in the tables that follow.

This press release contains certain “forward-looking statements” which may be identified by the use of such words as “believe”, “expect”, “intend”, “anticipate”,  “should”, “planned”, “estimated” and “potential”.  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Contact:	Lyn G. Rupich
President
708-687-7400

AJS BANCORP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
Dollars in thousands (except per share data)
(Unaudited)
	31-Mar-09	31-Dec-08
ASSETS

Cash and due from financial Institutions	$6,904	$7,335
Federal funds sold	0	58
TOTAL CASH AND CASH EQUIVALENTS	6,904	7,393

Certificates of Deposit	4,698	6,797
Securities	79,460	89,875
Loans receivable net of allowance for loan loss of $2,592 at March 31, 2009, and $2,734 at December 31, 2008.	131,428	126,395
Federal Home Loan Bank Stock	2,450	2,450
Premises and equipment	4,226	4,262
Bank owned life insurance	3,238	3,202
Accrued interest receivable & other assets	5,272	3,596
TOTAL ASSETS	$237,676	$243,970

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	175,224	180,291
Federal Home Loan Bank advances	29,550	30,175
Advance payments by borrowers for taxes and insurance	929	1,502
Accrued expenses and other liabilities	4,245	4,905

TOTAL LIABILITIES	209,948	216,873
TOTAL EQUITY	27,728	27,097
TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$237,676	$243,970

	31-Mar-09	31-Mar-08
INTEREST INCOME & DIVIDEND INCOME
Loans, including fees	$1,700	$2,098
Securities	963	909
Interest earning deposits & other	52	131
Federal funds sold	1	51
TOTAL INTEREST INCOME	2,716	3,189

INTEREST EXPENSE ON DEPOSITS
Deposits	904	1,384
Federal Home Loan Bank & Other	302	304
Total Interest Expense	1,206	1,688
NET INTEREST INCOME	1,510	1,501
Provision for loan losses	0	0
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	1,510	1,501

NON-INTEREST INCOME
Insurance commissions	15	17
Service charges on accounts	117	107
Gain (loss) on security sales	310	0
Other	84	58
TOTAL NON-INTEREST INCOME	526	182

NON-INTEREST EXPENSE
Salaries and employee benefits	740	800
Occupancy	206	219
Advertising & promotion	47	46
Data processing	96	99
Other	358	406
TOTAL NON-INTEREST EXPENSE	1,447	1,570

INCOME BEFORE INCOME TAXES	589	113
Income tax expense	207	25
NET INCOME	$382	$88

Earnings per share, basic	$0.19	$0.04
Earnings per share, diluted	$0.19	$0.04

AJS Bancorp, Inc.
Financial Highlights
(unaudited)	March 31, 2009	December 31, 2008
	(In thousands)
Selected Financial Highlights:
Total assets	$237,676	$243,970
Loans receivable, net	131,428	126,395
Securities	79,460	89,875
Deposits	175,224	180,291
Federal Home Loan Bank advances	29,550	30,175
Stockholders' equity	27,728	27,097

Book value per share (1)	13.69	13.38

Number of shares outstanding (2)	2,024,715	2,025,633

	Three months ended	Three months ended
	March 31, 2009	March 31, 2008
	(In thousands except per share information)

Selected Operations Data:
Total interest income	$2,716	$3,189
Total interest expense	1,206	1,688
Net interest income	1,510	1,501
Provision for loan losses	0	0
Net interest income after provision
for loan losses	1,510	1,501
Noninterest income	526	182
Noninterest expense	1,447	1,570
Income before taxes	589	113
Income tax provision	207	25
Net income	382	88

Earnings per share, basic	$0.19	$0.04
Earnings per share, diluted	$0.19	$0.04

	Three months ended	Three months ended
	March 31, 2009	March 31, 2008

Selected Operating Ratios:
Return on average assets	0.63%	0.14%
Return on average equity	5.61%	1.23%
Interest rate spread during the period	2.52%	2.24%
Net interest margin	2.70%	2.53%
Average interest-earning assets to average interest-
bearing liabilities	108.12%	110.15%
Efficiency ratio (3)	71.07%	93.29%

	As of	As of
	March 31, 2009	December 31, 2008
Asset Quality Ratios:
Non-performing assets to total assets	2.19%	1.53%
Allowance for loan losses to non-performing loans	49.79%	73.18%
Allowance for loan losses to loans receivable, gross	1.94%	2.12%

(1) Shareholders' equity divided by number of shares outstanding, inclusive of shares held by AJS Bancorp, MHC.
(2) Total shares issued, less unearned ESOP shares, and treasury shares.
(3) Non-interest expense divided by the sum of net interest income and non-interest income.